Exhibit 10.35

This is an English Translation

Guarantee Contract

(No. 2011 Nian Kun Lun Xin (Bao Zheng) Zi Di 11058 Hao)

Creditor: Kunlun Trust Co., Ltd.

Address: Building 19, No. 138 Jiangdong North Road, Jiangdong District, Ningbo

Zip Code: 315040

Phone: 0574-87031727, 87031728

Facsimile: 0574-87031704

Guarantor: Legend Holdings Limited

Address: 10th Floor, Tower A, Raycom Info. Tech Park, No.2 Kexueyuan South Road, Haidian District, Beijing

Zip Code:

Phone:

Facsimile:

Signing Place: Beijing

Important Notes

To safeguard your rights and interests, please read the following clauses carefully before signing this Agreement:

1.               You have power and authority to enter into this Agreement, and have obtained sufficient authorizations from a third party, if other party’s consent is required by the law.

2.               You have carefully read and fully understand the terms of this Agreement, and have paid special attention to the terms regarding the assumption of responsibilities, and the exemption or limitation of liabilities of the Creditor, as well as the part printed in boldface.

3.               You and your company fully understand the meanings of the terms and conditions of this Agreement and relevant legal consequences, and willing to accept the same.

4.               Certain blank has been left following the terms of this Agreement, and “supplementary article” has been added at the end of the Agreement for the amendment, supplement or abridgment to this Agreement by the Parties.

5.               Please consult the Creditor if you have any questions regarding this Agreement.

The Guarantor provides guarantees for the Creditor’s financing service the Creditor provides to Beijing China Auto Rental Co., Ltd. (the “Debtor”). In order to clarify the responsibilities, the Parties have agreed to execute this Agreement in good faith through mutual discussion.

Article 1 Definitions and Explanations

Unless otherwise provided herein:

1.               “Financing” herein means the loans, documentary bills, acceptance of bill, discount and other financing services the Creditor provided to the Debtor according to the Principal Contract.

2.               The definitions and explanations in the Principal Contract shall apply to this Agreement.

Article 2 Primary Content of the Principal Contract

1.               The primary content of the Principal Contract are as follows:

(1)   Contract name: Trust Loan Contract

(2)   Contract No. 2011 Nian Kun Lun Xin (Dai) Zi Di 11058 Hao

(3)   Financing type: loan, currency: Renminbi

(4)   Financing amount: RMB Five Hundred Million, the actual amount shall be subject to the Trust Loan Contract

(5)   Interest rate: subject to the Trust Loan Contract

(6)   The term of the debt: from December 2011 to December 2013

2.               In the event that the actual term of the loan differs from the above, the duration provided on the creditor’s right evidences shall prevail.

Article 3 Range Covered by Guarantee

The range of guarantee under this Agreement includes the principal and their interest (including default interest and compound interest), liquidated damages, compensation for breach, expenses for realization of the Creditor’s rights under the Principal Contract. Expenses for realization of the Creditor’s rights includes but not limited to legal expenses, arbitration fees, property preservation fees, costs and expenses incurred with respect to application for enforcement and handling the case, attorney’s fees, affiche fee, assessment fee, appraisal fee, auctioneer’s fee, costs and expenses for business trips, telecommunication expenses etc.

Article 4 Mode of Guarantee

1.               The guarantee that the Guarantor provides under this Agreement is joint liability guarantee. In the event that there are several guarantors under this Agreement, all Guarantors shall undertake guarantee responsibility jointly and severally.

2.               In the event that the performance duration of the principal debt expires and the Debtor fails to pay the debts in accordance with the Principal Contract, the Guarantor shall undertake the joint and several responsibility to discharge the aforesaid debts.

3.               During the performance duration of the principal debt, in the event that the Creditor declares the debt is due in advance in accordance with the Principal Contract, the Guarantor shall undertake the joint and several responsibility to discharge the principal debts and other debts within the range of guarantee.

Article 5 Term of Guarantee

1.               The term of guarantee shall be two years following the date of the expiration of performance duration of the principal debts.

2.               The term of guarantee for acceptance bill, letter of credit, letter of guarantee shall start from the date on which the Creditor prepaid any fund. If the aforesaid fund is provided in installments, the term of guarantee shall commence from each date of prepayment of every installment.

3.               The term of guarantee for commercial bill discount shall be two years from the date of the expiration of the discounted bill.

4.               In the event that the Creditor demands the repayment of debts in advance in accordance with the Principal Contract, or the principal debts is due in advance pursuant to relevant laws and regulations, the term of guarantee shall be two years from the date of the early expiration of the principal debts.

5.               In the event that the principal debt shall be repaid in installments, the term of guarantee shall commence from each repayment day of every installment. The term of guarantee shall be two years from the date of the expiration of each installment.

6.               In the event that Creditor and the Creditor agree to extend the performance duration of the principal debts, the Guarantor shall continue to undertake guarantee responsibilities. The term of guarantee shall be two years from the expiration of the principal debts under relevant extension agreement.

Article 6 Performance of Right of Recourse

The liabilities of the Guarantor under this Agreement could be demanded by the Creditor directly. The Guarantor shall pay off the debts promptly within      business days from the reception of the creditor’s right collection notice which sets forth the code of guarantee agreement and the amount of principal debts.

Article 7 Representations and Warranties of Guarantor

1.               The Guarantor is duly incorporated and validly existing in accordance with relevant laws, and has the qualification to act as a guarantor and has the capacity to pay off the debts, and to undertake and perform guarantee responsibility voluntarily.

2.               The Guarantor has obtained all approvals from competent authority which supervises it, the board of directors and other institutions supervising and administrating on it.

3.               The execution and performance of this Agreement by the Guarantor will not conflict with or result in any breach of the terms, conditions, or provisions of, or constitute a default under, any contract which its assets is binding on, guarantee agreements with a third party, covenants or instruments under which any such Guarantor is now obligated.

4.               All the documents, information, statements and certificates provided to the Creditor by the Guarantor are accurate, true, complete and valid. The Guarantor consents to be supervised and inspected by the Creditor with respect to its business operation and financial status.

5.               The Guarantor understands and agrees to all terms of the Principal Contract, and to provide guarantee to the Debtor under the Principal Contract and undertake the joint and several responsibility of discharging the principal debts voluntarily.

6.               The Guarantor has not concealed any current and potential events that may result in the Creditor’s refusal of the Guarantor’s guarantee. Such events are set forth as below:

(1)          the Guarantor or its main leaders being involved in the events that is in material violation of law, discipline or being claimed for compensation;

(2)   litigations or arbitrations that are pending;

(3)          all types of debts and contingent debts undertook by, the guarantees provided to a third party and the mortgage or pledge security interest provided by the Guarantor;

(4)   events of default under the agreement with the Creditor or other creditors;

(5)   other circumstances that may have adverse effect on the Guarantor’s financial status or capacity of guarantee.

7.               After performing the guarantee responsibilities, the Guarantor has the right to get compensation from the Debtor so long as it will not have adverse effect the Debtor’s capacity of paying off the debts in the future. In the event that the Debtor is under the request of the Guarantor for compensation and the Creditor for debts simultaneously, the Guarantor agrees that the Creditor’s request shall prevail.

8.               In the event that the Debtor and the Guarantor have entered into or will enter into a counter-guarantee agreement with respect to the guarantee responsibility under this Agreement, the aforesaid counter-guarantee agreement shall not impair the Creditor’s rights legally or virtually.

9.               In the event that other securities have been provided under the Principal Contract, the Guarantor’s guarantee responsibility shall not be changed, aggravated or relieved by any other guarantees, and shall not the condition precedent whether the Creditor has claimed for rights, submit for litigation, arbitration or enforcement against the Guarantor’s guarantee.

10.         In the event that other securities are also provided under Principal Contract (including but not limited to guarantee, mortgage, pledge, standby letter and other securities), the Guarantor agrees that the Creditor has the right to waive part of real rights for security interest or the sequence of the right for security interest. The Creditor and the mortgager, pledgor (including the circumstances under which the mortgager/pledgor is also the Debtor) can change the sequence of the right for security interest and the amount of debts secured through mutual consent. In the event that the Creditor takes the aforesaid actions, the Guarantor shall continue to undertake guarantee responsibility under this Agreement.

11.         Prior to the fully performance of the obligations under this Agreement, in the event that there is any ownership change of properties or adjustment of mode of operation (including but not limited to enter into joint venture agreement or cooperation agreement with foreign investors; dissolution, shut down, stagnate, change the line of production; change; division, merger and acquisition or be a subject of the same; restructure, establish or reorganize into a limited joint stock company or investment company; become a shareholder of or invest a limited joint stock company with fixed assets such as houses, machines, facilities or intangible assets such as trademarks, patents, know-how and land use right, or transaction of property rights or management rights through lease, contracts, joint operation, trust etc.; any change with respect to its organization or the nature of operation), the Guarantor shall notify the Creditor in writing one month in advance. In the event that the Creditor requires to change the mode and entity of security or to add more guarantors, the Guarantor warrants that it will change the mode and entity of security or add guarantor in the manner acceptable to the Creditor.

12.         The Guarantor shall immediately notify the Creditor in writing of the event of default under this Agreement or any and all agreements and security contracts entered into by and between the Guarantor and the institution of the Creditor, the other banks, non-bank financial institutions or other entities.

13.         The Guarantor shall deliver relevant copies of registration to the Creditor in the event that it makes any registration of incorporation, change or cancellation with state administration for industry and commerce or other governmental authorities.

14.         During the duration of guarantee, the Guarantor warrants that it will not transfer or conceal its assets, waive or negatively excise its creditor’s rights in any manner.

15.         During the duration of guarantee, in the event that there is any change to the Guarantor’s equity ownership (including but not limited to equity transfer, trust, custody, pledge etc.), the Guarantor shall prompt notify the Creditor; in the event that the change of equity reaches / %, the Creditor’s written consent shall be acquired.

Article 8 Creditor’s Rights

1.               In the event that the duration of principal debts expires or the Guarantor fails to perform the obligations under this Agreement, the Creditor has the right to deduct the funds from any bank account of the Guarantor directly to realize discharge the debts within the range of guarantee. In the event that the currency in the Guarantor’s account differs from the currency of principal debt, the exchange rate announced by the bank where the loan account of the Debtor is opened on the date of deduction shall apply.

2.               The Creditor has the right to demand the Guarantor to provide financial reports, financial statements and other documents reflecting the Guarantor’s operation and credit situation.

3.               In the event that the Debtor fails to pay off the debts according to the Principal Contract, regardless whether there are other guarantees under the Principal Contract (including but not limited to guarantee, mortgage, pledge, guarantee letter, standby letter and any other forms of securties), the Creditor has the right to demand the Guarantor to undertake guarantee responsibilities under this Agreement without exercising other guarantee’s rights in advance.

Article 9 Default

1.               The occurrence of either of the following events by the Guarantor will be deemed as a default under this Agreement:

(1)   non compliance with the representations and warranties set forth in Article 7 of this Agreement.

(2)   Breach of other provisions of this Agreement.

2.     In the event that the Guarantor breaches this Agreement, the Creditor has the right to take one or more actions set forth below, meanwhile, the Guarantor irrevocably authorizes the Creditor to adopt the actions specified in clause (6) without taking litigation or arbitration proceedings in advance:

(1)   demand the Guarantor to remedy the default within a time limit;

(2)         declare that the principal debts as due in advance and demand the Guarantor to perform joint and several guarantee responsibility;

(3)   demand the Guarantor to pay   % of the principal debts as liquidated damages;

(4)   demand the Guarantor to reimburse the extra actual loss incurred thereof which can not be covered by liquidated damages;

(5)   legally revoke the actions that damaged the interests of Creditor;

(6)   deduct the funds in any account of the Guarantor to repay the debts covered by guarantee;

(7)   pursue the Guarantor’s liability for the breach of this Agreement by means of law.

3.              Under the following circumstances, the Creditor has right to declare that the principal debts is due in advance, and demand the Guarantor to perform joint and several guarantee responsibility promptly: deterioration of the Guarantor’s business operation, loss of business reputation, other circumstances that may result in the Guarantor’s loss of capacity of guarantee incurred by the factors other than the Guarantor itself.

Article 10 Independence of Guarantor’s Responsibility

1.              The Guarantee provided under this Agreement is independent. Under no circumstance shall this Agreement be invalid due to the invalidity of the Principal Contract. In the event that the Principal Contract is declared invalid, the Guarantor shall undertake the joint and several guarantee responsibility for paying off the debts incurred by the return of properties or compensation of the Debtor.

2.              Unless otherwise specified herein, the Guarantor’s obligations under this Agreement is independent, and shall not be affected by any party of this Agreement or the relations with the third party.

3.              The Guarantor hereby undertakes that the Creditor and the Debtor can make amendment or supplement to the Principal Contract without its consent, while the responsibilities the Guarantor undertake under this Agreement shall remain the same.

4.              The breach of the Principal Contract by the Debtor (including but not limited to fail to use the financing proceeds pursuant to the Principal Contract) shall not affect the Guarantor’s responsibility or constitute the reason for lessening or exempting the Guarantor’s responsibility.

Article 11 Notice

1.              Any notification or other communications given or made pursuant to this Agreement shall be in writing and shall be delivered to other party at the addresses, facsimile number or other contact information set forth on the cover page of this Agreement.

2.              In the event either party’s contact information changes, the changing party shall prompt notify the other party of the changed contact information.

3.              Any notification or communication delivered to the aforesaid address shall be deemed effectively given on:

(1)   the fifth working day after having been delivered by registered or certified mail;

(2)   the date when receiving of the confirmation from the receiver if sent by facsimile;

(3)   the date when the receiver acknowledges receipt if sent by personal delivery.

4.              In the event that the Guarantor changes its name, legal representative or address without notifying the Creditor, the notification or documents sent by Creditor pursuant to the terms of this Agreement shall be deemed to be effectively given to the Guarantor.

Article 12 Jurisdiction, Governing Law and Dispute Resolution

1.              This Agreement shall be construed, governed, explained and performed in accordance with PRC laws.

2.              All disputes related to the performance of this Agreement shall be resolved through good faith negotiations. In the event the parties fail to reach an agreement, the dispute shall be resolved pursuant to the first clause set forth below:

(first)                                           either party may submit the dispute to the people’s court where the Creditor is located.

(second)                          submit the dispute for arbitration (Arbitration Place:            ), which shall be conducted in accordance with the rules in effect at the time of the arbitration. The award of the arbitration shall be final and binding upon the disputing parties.

(third)                                       Other manners:                  .

3.              During the course of litigation or arbitration, the parties shall continue to implement the other terms of this Agreement which are not concerned in the dispute. The pending dispute shall not constitute a reason for the Guarantor’s refusal of performing its obligations under this Agreement.

Article 13 Effectiveness and Miscellaneous

1.              This Agreement shall become effective upon the execution of or affixing seal by the parties.

2.              The Guarantor hereby undertakes to agree that, during the duration of this Agreement, waiver of any rights or deferment of exercising its right or interest specified in this Agreement or the Principal Contract by the Creditor shall neither damage, affect or restrict the Creditor’s right or interest under this Agreement and laws and regulations, nor be deemed as a waiver of the same hereunder, nor affect any obligations of the Guarantor under this Agreement.

3.              The appendix to this Agreement is an integral part of this Agreement and has the same legal effect as this Agreement.

4.              “Working Day” means any business day of the deposit bank which the Debtor opens the loan account. During the performance of this Agreement, if the withdrawal date or repayment date is not a business day, the aforesaid date shall be postponed to the date immediately following such date.

5.              This Agreement shall be executed in six counterparts, the Creditor having four counterparts and the Guarantor having two counterparts, all of which have the same legal effect.

Article 14 Supplementary Clauses

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[Remainder of Page Intentionally Left Blank]

(This is a signature page without context)

Creditor (Company seal or contract seal):	Legal Representative or Authorized Attorney (Signature seal):

[Company seal affixed]	/s/ Qingshan Wen

December 28, 2011

Guarantor (Seal):	Legal Representative or Authorized Agent (Seal):

[Company seal affixed]	/s/ Chaunzhi Liu

December 28, 2011